Exhibit 99.1

FOR IMMEDIATE RELEASE

REDPOINT BIO APPOINTS NEW BOARD MEMBERS

Ewing, New Jersey, September 12, 2007 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced the appointment of Allen Bloom, Ph.D., Irwin Scher, M.D., and Richard P. Shanley, CPA, to the Company’s Board of Directors, bringing the Board to eight members.

Drs. Bloom and Scher and Mr. Shanley join current Board members, Dr. Ray Salemme, Chief Executive Officer of Redpoint Bio, Robert Chefitz, a general partner with the NJTC Venture Fund, Leif Kjaergaard, Ph.D., Chief Technology Officer and a member of the executive committee at Danisco A/S, David Patchen, Managing Director of the Emerging Business Accelerator of Cargill, Incorporated, and Philip Smith, Ph.D., a General Partner at SR One, Limited, a corporate venture fund of GlaxoSmithKline.

Commenting on today’s news, Dr. Ray Salemme, Chief Executive Officer, noted, “We are pleased to welcome Allen, Irwin and Richard to our Board. Together, these three, highly experienced executives bring unparalleled expertise in product development, licensing, financing and strategic partnering for life sciences companies. Their guidance will be invaluable as Redpoint Bio continues to pursue its growth goals.”

Dr. Bloom currently serves as a business and commercial development consultant for biotechnology and pharmaceutical companies. In this role, he formulates and negotiates strategic partnering and licensing relationships and evaluates potential investments for biopharmaceutical companies and venture capital firms.

From 1994 until 2003, Dr. Bloom, a patent attorney, was a partner at the law firm of Dechert LLP, where he served as Co-Chair of the Intellectual Property Group and headed a patent practice group focusing on biotechnology, pharmaceuticals and medical devices. From 1985 until mid-1994, Dr. Bloom was Vice President, General Counsel and Secretary of The Liposome Company, Inc., where he managed patent, regulatory and licensing activities. Before that, Dr. Bloom served as Patent Attorney and Patent Counsel for Pfizer, Inc. and RCA Corporation, respectively.  Dr. Bloom currently serves on the Boards of biopharmaceutical companies Cytogen Corporation and Unigene Laboratories, Inc.  He earned his Ph.D. in organic chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in Chemistry from Brooklyn College.

Since 2005, Dr. Scher has held the position of President and Chief Executive Officer of Biosynexus Incorporated, a biotechnology company focused on treating and preventing

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Staphylococcal infections.  From 1999 to 2004, Dr. Scher was a full-time consultant to the Chief Executive Officer of Merck KGaA, overseeing all developmental projects with the Head of Research and Head of Development, including advising on strategy, licensing and operations and serving on the Executive Management Committee. Dr. Scher also served as Vice President Global Clinical R&D, with responsibility for the development of the entire product pipeline, including Erbitux.

Before joining Merck KGaA, Dr. Scher was Chief Scientific Officer of the Merck division of Astra-Merck, and also served as one of three senior members of the Operating Committee. Dr. Scher retired from AstraZeneca in 1999 when Zeneca merged with Astra.  Prior to this, Dr. Scher spent approximately nine years at Merck & Company as Executive Director, Immunology & Inflammation Research and then as both Vice President and Executive Director of Clinical Research.

Before Merck, Dr. Scher enjoyed a long career in academic medicine. He held the rank of Captain USN Medical Corps and was stationed for 12 years at the Bethesda Naval Medical Complex. While there, Dr. Scher served as Professor of Medicine, Uniformed Services University, and Head, Immunology Branch, Naval Medical Research Institute. Prior, Dr. Scher was a Teaching Fellow at Albert Einstein College of Medicine in New York.

Dr. Scher is certified by the American Board of Rheumatology and American Board of Internal Medicine.  He received his M.D. from Albert Einstein College of Medicine in New York and completed residencies at Presbyterian Hospital, University of Pittsburgh Medical Center, and Albert Einstein College of Medicine. Dr. Scher holds a B.S. in Chemistry from the State University of New York at Albany. He is the author of 115 peer reviewed papers and currently serves on the Board of Intarcia Therapeutics, Inc.

Mr. Shanley, a Certified Public Accountant in New Jersey and New York, retired from public accounting at the end of 2006, having completed a 31 year career at Deloitte & Touche LLP and Eisner LLP, with a combined total of 25 years as a Partner at the two firms. During his career, Mr. Shanley served as lead audit partner on numerous engagements for both public and private companies, including those requiring application of Sarbanes-Oxley Section 404, as well as public stock offerings, primarily for biotechnology, pharmaceutical and high-tech companies.

Mr. Shanley is a recognized authority on financing for emerging growth companies and is a published author of Financing Technology’s Frontier. He speaks regularly at industry meetings and is actively involved in organizations including the Biotech Council of New Jersey, the New York Biotechnology Association, the Connecticut Venture Group, the Biotechnology Industry

Organization, and others. Mr. Shanley is currently serving his third term on the New York State Society of CPA’s Professional Ethics Committee. He earned his B.S. degree from Fordham University and his M.B.A. in Accounting from Long Island University.

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste enhancers and aversive taste blockers for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying flavor enhancers that improve the taste of existing ingredients, reduce the need for excess sugar and salt, and contribute to the development of healthier, better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:
Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Tina Posterli (media): (917) 322-2565
shorvitz@redpointbio.com

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